                                                                   EXHIBIT 10.10

                          CONSOLIDATED AMENDMENT NO. 2
                                       TO
                                CREDIT AGREEMENT

         This Consolidated Amendment No. 2 to Credit Agreement (this "Amendment"), dated as of March 26, 2003, is entered into by and between PREFORMED LINE PRODUCTS COMPANY ("Borrower") and NATIONAL CITY BANK ("Bank").

                                   WITNESSETH:

         WHEREAS, the parties have entered into a Credit Agreement dated December 30, 1994, as amended by First Amendment to Credit Agreement dated as of November 30, 1997, Second Amendment to Credit Agreement dated as of July 6, 2000, and Consolidated Amendment No. 1 to Credit Agreement dated as of October 31, 2002 (as amended, the "Credit Agreement"; all terms used in the Credit Agreement being used herein with the same meaning); and

         WHEREAS, the parties desire to further amend certain provisions of the Credit Agreement to amend certain covenants; and

         WHEREAS, Borrower has requested that Bank waive certain requirements of the Credit Agreement which have not been met and Bank is willing to honor Borrower's request subject to the terms and conditions of this Amendment; and

         WHEREAS, in light of the fact that certain terms set forth in previous amendments have been affected by later amendments and/or will be affected by this Amendment and for ease of reference, the parties also desire to restate and consolidate in this Amendment all amendments to the Credit Agreement that are effective on and as of the date hereof;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION I - AMENDMENTS TO CREDIT AGREEMENT

A. Subsections 2A.01 through 2A.05 of the Credit Agreement are hereby amended in their entirety to read as follows:

         2A.01 AMOUNT -- The amount of the subject commitment is twenty million and 00/100ths dollars ($20,000,000.00), but that amount may be reduced from time to time pursuant to subsection 2A.03 and the subject commitment may be terminated pursuant to section 5B.

         2A.02 TERM -- The subject commitment shall commence as of the date of this Agreement and shall remain in effect on a revolving basis through January 1, 2006 (the expiration date) EXCEPT that a later expiration date may be established from time to time pursuant to subsection 2A.05 and EXCEPT that the subject commitment shall end in any event upon any earlier reduction thereof to zero pursuant to subsection 2A.03 or any earlier termination pursuant to section 5B.

         2A.03 OPTIONAL REDUCTIONS -- Borrower shall have the right, at all times and without the payment of any premium, to permanently reduce the amount of the subject commitment by giving Bank one banking day's prior written notice of the amount of each such reduction and the effective date thereof subject, however, to the following:

                  (a) No such reduction shall reduce the subject commitment to a lesser aggregate amount than the sum of the aggregate unpaid principal balance of the fixed-rate loans then outstanding plus the aggregate undrawn face amounts of the outstanding subject LCs plus the aggregate unpaid principal balance of any fixed- rate loans and aggregate face amounts of any subject LCs to be obtained pursuant to any unfulfilled credit request under subsection 2B.02.

                  (b) Concurrently with each reduction Borrower shall prepay such part, if any, of the principal of the subject loans then outstanding as may be in excess of the amount of the subject commitment as so reduced. Subsection 2B.13 and section 6C shall apply to each such prepayment.

         2A.04 COMMITMENT FEE -- Borrower agrees to pay Bank a commitment fee

                  (a) based on the average daily difference between the amount of the subject commitment from time to time in effect and the aggregate of the unpaid principal balance of all subject loans then outstanding plus the undrawn face amount of all outstanding subject LCs,

                  (b) computed (on the basis of a 360-day year and the actual number of days elapsed) at a rate of one-fifth of one percent (1/5%) per annum so long as the subject commitment remains in effect and

                  (c) payable in arrears on October 1, 2002 and on the first day of each January, April, July and October thereafter and at the end of the subject commitment.

         2A.05 EXTENSION OF SUBJECT COMMITMENT -- Whenever Borrower furnishes its audited financial statements to Bank pursuant to clause (b) of subsection 3A.01, commencing with Borrower's audited financial statements for its fiscal year ending December 31, 2002, Borrower may request that the subject commitment be extended one year to the December 31 next following the expiration date then in effect. Bank agrees to give consideration to each such request; but in no event shall Bank be committed to extend the subject commitment, nor shall the subject commitment be so extended, unless and until both Borrower and Bank shall have executed and delivered an extension agreement substantially in the form of Exhibit C with the blanks appropriately filled.

                                      - 2 -

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B.       Clauses (a) and (b) of subsection 2B.11 are hereby amended in their entirety to read as follows:

                  (a) Prior to maturity each MM loan shall bear interest at a rate equal to the money market rate in effect at the start of the applicable contract period plus one percent (1%) per annum.

                  (b) Prior to maturity each LIBOR loan shall bear interest at a rate equal to the LIBO pre-margin rate in effect at the start of the applicable contract period plus one percent (1%) per annum.

C. Subsection 3B.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

                  3B.01 NET WORTH -- Borrower will not suffer or permit the consolidated net worth (exclusive of the cumulative foreign currency translation adjustment component thereof as reflected in Borrower's financial statements) of the companies at any time to be less than the required minimum amount in effect at the time in question. The required minimum amount shall be one hundred twenty million dollars ($120,000,000) EXCEPT that that amount shall be permanently increased as of the end of each fiscal quarter of Borrower by an amount equal to fifty percent (50%) of Borrower's consolidated net income, if any, after taxes, for the quarter then ending. The determination of Borrower's net worth shall exclude the amount, if any, of Borrower's after-tax loss on the sale of Superior Modular Products up to $10,000,000.

D. Subsection 3B.04 of the Credit Agreement is hereby amended in its entirety to read as follows:

                  3B.04 PRETAX INTEREST COVERAGE -- Borrower will not suffer or permit the aggregate, determined as of the last day each fiscal quarter (commencing with the present fiscal quarter), of

                           (a) the net income of the companies for the previous
                               four (4) quarters plus

                           (b) the aggregate interest expense of the companies
                               for the previous four (4) quarters plus

                           (c) the aggregate federal, state and local income
                               taxes of the companies for the previous four (4) quarters plus

                           (d) the following amounts for the following periods:

For the four (4) quarters ending 3/31/03        $7,588,000
For the four (4) quarters ending 6/30/03        $7,588,000

For the four (4) quarters ending 9/30/03        $2,900,000
For the four (4) quarters ending 12/31/03
   and each measurement period thereafter       $        0

                               plus

                           (e) any noncash goodwill impairment charges incurred
                               by Borrower during the previous four (4) quarters (but not earlier than December 31, 2002)

                  to be less than an amount equal to three hundred percent (300%) of the aggregate interest expense of the companies for the previous four quarters, all as determined on a consolidated basis.

E. Subsection 3D.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

         3D.01    EQUITY TRANSACTIONS -- No Company will

                  (a) be a party to any merger or consolidation, PROVIDED, that if no default under this Agreement shall then exist and if none would thereupon begin to exist, this clause (a) shall not apply to any merger or consolidation involving only subsidiaries, any merger of Borrower with one or more subsidiaries in which Borrower is the surviving corporation, or any dissolution and liquidation of a subsidiary,

                  (b) lease as lessor, sell, sell-leaseback or otherwise transfer (whether in one transaction or a series of transactions) all or any substantial part of its fixed assets EXCEPT chattels that shall have become obsolete or no longer useful in its present business,

                  (c) except for the merger transactions permitted under clause
                  (a) of this subsection, purchase or otherwise acquire all or substantially all of the capital stock or the assets and business of any corporation or other business enterprise if the aggregate amount of all such purchases and acquisitions would exceed $20,000,000 for any one transaction or $30,000,000 in the aggregate, or

                  (d) make any investment in the stock or other equity securities of its subsidiaries if the aggregate amount of such investments would exceed ten million dollars ($10,000,000), EXCEPT that this clause (d) shall not apply to acquisitions permitted under clause (c) of this subsection or to Borrower's existing investments in the stocks and other equity securities of subsidiaries or any other investments fully disclosed in Borrower's most recent 4A.02 financial statements.

F.       The following new section 2C is hereby added to the Credit Agreement:

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         2C. LETTERS OF CREDIT -- Bank agrees that so long as the subject commitment remains in effect Bank will issue such letters of credit (each, a subject LC) for Borrower's account as Borrower may from time to time request subject, however, to the conditions of this Agreement.

                  2C.01 MAXIMUM -- Bank shall not issue any subject LC if, after giving effect thereto,

                           (a) the aggregate undrawn balance of all then outstanding subject LCs would exceed five hundred thousand dollars ($500,000) or

                           (b) the sum of the aggregate outstanding subject loans plus the aggregate undrawn balance of all then outstanding subject LCs would exceed the subject commitment as then in effect.

                  2C.02 TERM -- No subject LC shall permit any draft to be drawn thereunder on a date (the "last draw date") that is more than one (1) year after the date of its issue, nor shall any subject LC permit the last draw date to be later than the third (3rd) banking day next preceding the expiration date.

                  2C.03 FORM -- Each subject LC shall

                           (a) be issued in such form as Bank may reasonably require,

                           (b) be either a commercial letter of credit used solely for the importation of goods in the ordinary course of Borrower's business or a standby letter of credit, and

                           (c) be denominated in United States dollars.

                  2C.04 COMMISSION -- Borrower shall pay Bank at the issuance of each subject LC a non-refundable commission equal to

                           (a) Bank's standard percentage fee of the face amount of each commercial import letter of credit, or

                           (b) one percent (1%) of the face amount of each standby letter of credit plus any other standard fees for issuance, amendment, registration or draws or any similar act generally charged by Bank in respect of letters of credit issued by it.

                  2C.05 REIMBURSEMENT -- Borrower agrees to reimburse Bank for each draft or other item paid by Bank pursuant to or otherwise in respect of any subject LC.

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                  2C.06 SUBJECT LOAN BACK-UP -- In the event of a draw under any subject LC, Bank is irrevocably authorized to prepare, to sign Borrower's name to, and to deliver on Borrower's behalf an appropriate credit request requesting a RR loan in an amount equal to the reimbursement amount plus any interest thereon. Bank will make the requested RR loan even if any default under this agreement shall then exist under the Agreement and even if Borrower for any other reason would then not be entitled to obtain any subject loan. Bank shall disburse all such loan proceeds directly to Bank to satisfy Borrower's reimbursement liability.

                  2C.07 UNCONDITIONAL OBLIGATION -- The obligation of Bank to make, and of Borrower to pay, the RR loans made pursuant to the preceding section shall be absolute and unconditional and shall be performed under all circumstances, including (without limitation)

                           (a) any lack of validity or enforceability of the subject LC in question,

                           (b) the existence of any claim, offset, defense or other right that Borrower may have against the beneficiary of such subject LC or any of its successors in interest,

                           (c) the existence of any claim, offset, defense or other right that Bank may have against Borrower or any of its affiliates or against the beneficiary of such subject LC or any of their successors in interest,

                           (d) the existence of any fraud or misrepresentation in the presentment of any draft or other item drawn and paid under such subject LC or

                           (e) any payment of any draft or other item by Bank which does not strictly comply with the terms of such subject LC provided such payment shall not have constituted gross negligence or willful misconduct.

G.       The following new subsection 5B.04 is hereby added to the Credit
Agreement:

         5B.04 SUBJECT LCs -- If the maturity of the subject indebtedness shall be accelerated pursuant to subsection 5B.01 or 5B.02, Borrower shall immediately deposit with Bank, as security for Borrower's obligation to reimburse Bank for any then outstanding subject LCs, cash or acceptable marketable securities having a fair cash value equal to the sum of the aggregate undrawn balance of any then outstanding subject LCs. For this purpose, acceptable marketable securities include only those referred to in clause (v) of subsection 3D.02.

H. Section 6H of the Credit Agreement is hereby renumbered section 6I and the following new subsection 6H is hereby added to the Credit Agreement:

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         6H. INDEMNITY: MISCELLANEOUS COSTS/SUBJECT LCs -- Borrower agrees to defend and indemnify Bank against, and to hold Bank harmless from, any loss, liability, damage, claim, cost, or expense relating to Bank's issuance or maintenance of any subject LC or to Bank's payment of any draft drawn thereunder, excluding any such loss, liability, damage, claim, cost, or expense resulting from Bank's gross negligence or willful misconduct.

I.       Section 6I is hereby amended in its entirety to read as follows:

         6I. CERTIFICATE FOR INDEMNIFICATION -- Each demand by Bank for payment pursuant to section 6A, 6B, 6C, 6D, 6E, 6F, 6G or 6H shall be accompanied by a certificate setting forth the reason for the payment, the amount to be paid, and the computations and assumptions in determining the amount, which certificate shall be presumed to be correct in the absence of manifest error. In determining the amount of any such payment, Bank may use reasonable averaging and attribution methods.

SECTION II - WAIVER

         Bank hereby waives all violations of subsection 3B.04 of the Credit Agreement which occurred prior to the date hereof. The execution, delivery and effectiveness of this Amendment and the specific waiver set forth herein shall not operate as a waiver of any other right, power or remedy of Bank under the Credit Agreement or constitute a continuing waiver of any kind.

SECTION III - CONDITIONS PRECEDENT

         It is a condition precedent to the effectiveness of this Amendment that, prior to or on the date hereof, the following items shall have been delivered to Bank (in form and substance acceptable to Bank):

         (A) an Amended and Restated Promissory Note ("Amended Note") in favor of Bank, in the form of Exhibit A to this Amendment, with all blanks appropriately completed, duly executed by Borrower;

         (B) a list of the names and addresses of Borrower's subsidiaries and Borrower's ownership percentage of each dated September 12, 2002 to be attached hereto as Schedule A;

         (C) a list of all of Borrower's loans to others, including but not limited to subsidiaries, as of June 30, 2002 to be attached hereto as Schedule B;

         (D) a list of all security interests, mortgages or other voluntary or involuntary liens on any of Borrower's real or personal property as of October 31, 2002, to be attached hereto as Schedule C; and

         (E) such other documents as Bank may request to implement this Amendment and the transactions contemplated hereby.

Bank acknowledges that items (A) through (D) have been delivered to Bank. If Bank shall consummate the transaction contemplated hereby prior to the fulfillment of any of the conditions precedent set forth above, the consummation of such transaction shall constitute only an extension of time for the fulfillment of such conditions and not a waiver thereof. Upon receipt of the properly completed and executed Amended Note, Bank agrees to return to Borrower the previously executed note respecting the subject loans and the same shall be marked "Replaced" or "Substituted" or with words of like meaning.

SECTION IV - REPRESENTATIONS AND WARRANTIES

         Borrower hereby represents and warrants to Bank that:

         (A) none of the representations and warranties made in subsections 4B.01 through 4B.09 of the Credit Agreement has ceased to be true and complete in any material respect as of the date hereof; and

         (B) as of the date hereof no "default under this Agreement" has occurred that is continuing.

SECTION V - ACKNOWLEDGMENTS CONCERNING OUTSTANDING LOANS

         Borrower acknowledges and agrees that, as of the date hereof, all of Borrower's outstanding loan obligations to Bank are owed without any offset, defense, claim or counterclaim of any nature whatsoever. Borrower authorizes Bank to share all credit and financial information relating to Borrower with Bank's parent company and with any subsidiary or affiliate company of Bank or of Bank's parent company.

SECTION VI - REFERENCES

         On and after the effective date of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", or words of like import referring to the Credit Agreement, and each reference in the subject notes or other related writings to the "Credit Agreement", "thereof", or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended hereby. The Credit Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects. To the extent any amendment set forth in any previous amendment is omitted from this Amendment, the same shall be deemed eliminated as between Borrower and Bank as of the date hereof. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Credit Agreement or constitute a waiver of any provision of the Credit Agreement except as specifically set forth herein. From and after the date of this Amendment references in the Credit Agreement to

Exhibit B shall be deemed to be references to the form of the Amended Note attached hereto as Exhibit A.

SECTION VII - GOVERNING LAW

         This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law.

         IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their authorized officers as of the date and year first above written.

NATIONAL CITY BANK                              PREFORMED LINE PRODUCTS
                                                COMPANY

By: /Patrick M. Pastore/                        By: /Eric R. Graef/

Printed Name: Patrick M. Pastore                Printed Name: Eric R. Graef

Title: Senior Vice President                    Title: Vice President - Finance

                      AMENDED AND RESTATED PROMISSORY NOTE

$20,000,000.00             _____________, Ohio              _____________, 2002

FOR VALUE RECEIVED, the undersigned, PREFORMED LINE PRODUCTS COMPANY, an Ohio corporation, ("Borrower"), promises to pay to the order of NATIONAL CITY BANK ("Bank"), at the address specified on the bills received by Borrower from Bank (or at such other place as Bank may from time to time designate by written notice), the principal sum of

                      TWENTY MILLION AND 00/100THS DOLLARS

(or, if less, the aggregate unpaid principal balance from time to time shown on the reverse side hereof or as may be entered in a loan account on Bank's books and records, or both), together with interest computed in the manner provided in the Credit Agreement referred to below, which principal and interest is payable in accordance with provisions in the Credit Agreement.

This note is issued pursuant to a Credit Agreement dated as of December 30, 1994, as amended from time to time (as amended, the "Credit Agreement") by and between Borrower and Bank. This note is issued in substitution for that certain $20,000,000.00 Tranche A Promissory Note and that certain $20,000,000.00 Tranche B Promissory Note, both dated as of November 30, 1997 (collectively, the "Old Note"). This Note is not intended as a novation of the obligations of Borrower under the Old Note but rather is merely a restatement of the obligations thereunder after giving effect to the most recent amendment to the Credit Agreement.

Reference is made to the Credit Agreement for the definitions of certain terms, for provisions governing the making of subject loans, the acceleration of the maturity thereof, rights of prepayment, and for other provisions to which this note is subject. Any endorsement by the payee on the reverse side of this note (or any allonge thereto) shall be presumptive evidence of the data so endorsed.

Address:                                   PREFORMED       LINE         PRODUCTS
COMPANY
  660 Beta Drive
  Mayfield Village, Ohio 44143             By:       EXHIBIT--DO NOT SIGN
                                              ---------------------------------

                                           Printed Name:_______________________

                                           Title:______________________________

                                    EXHIBIT A